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                                                                   Exhibit 10.25


                                 January 4, 2005

Mr. Paul Sagan
[address]

      Re: Employment Agreement

Dear Paul:

      On behalf of Akamai Technologies, Inc. (the "Company"), this letter sets forth the terms of your full-time employment as Chief Executive Officer ("CEO") and President effective April 1, 2005 ("Offer Letter ").

1. Title and Duties.


      Beginning April 1, 2005, you shall serve as CEO and President of the Company and shall have all powers and duties consistent with this position, reporting to and subject to the direction and control of the Company's Executive Chairman of the Board ("Executive Chair") and the Board of Directors ("Board"). You shall perform such other duties and responsibilities on behalf of the Company as may reasonably be assigned from time to time by the Executive Chair and/or Board consistent with the position of CEO and President. In no way limiting the foregoing, you will be responsible for the management and operational success of the Company, including responsibility for the Company's operating results, particularly its quarterly and financial objectives, efficiency and effectiveness of the Company's management and business planning process, positioning the Company to achieve its goals for profitable growth, and compliance with applicable laws and regulatory requirements.

      You will lead the development and implementation of Akamai's strategic plan; monitor continuous improvement in the Platform and in the effectiveness of Marketing and Sales/Services, while ensuring the effective interrelationship among Platform, Product Management and Sales/Services; oversee the strengthening of the Company's internal controls over financial reporting and disclosure controls and procedures; the effective implementation of personnel leadership development, succession planning, and other Human Resources initiatives; and oversee the Company's major litigation and any M&A activities.

      Your direct reports initially will include all members of the Office of the CEO, including the Chief Financial Officer, Executive Vice President of Sales and Services, Executive Vice President of Platform, Chief Marketing Officer, Chief Scientist, Chief Technology Officer, General Counsel, Vice President of Human Resources, and Senior Director of Business Development. You also shall be a frequent public representative of the Company to investors, and prospective and existing customers and partners.
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2. Base Salary.

      Effective January 4, 2005, your base salary shall be at the annualized rate of $400,000 per year ($33,333 per month). Your salary shall be subject to review annually by the Compensation Committee after consideration of an assessment of your performance by the Nominating and Governance Committee and recommendations by the Executive Chair.

3. Incentive Bonus.

      You will be eligible for an incentive bonus in any year that the Company provides an incentive bonus plan for the senior executive team. If the Board approves a senior executive bonus plan for fiscal year 2005, you will be eligible for an incentive bonus award up to 100% of your annualized base salary. The bonus award, if any, will be based on achievement of the individual and corporate performance goals established by the Compensation Committee for you and for the Company for fiscal year 2005. The bonus award, if any, will be paid based on achievement of those goals, as determined by the Compensation Committee after consideration of an assessment of your performance by the Nominating and Governance Committee and recommendations by the Executive Chair. Except as described in paragraph 5 below, you must be an active employee of the Company on the date that incentive bonuses for fiscal year 2005 are distributed in order to be eligible for an incentive bonus award.

4. Long Term Incentive Compensation.

      Effective January 4, 2005, pursuant to the Company's Second Amended and Restated 1998 Stock Incentive Plan, as amended ("Plan"), and subject to the approval of the Compensation Committee, the Company will grant to you an option to purchase two hundred fifty thousand (250,000) shares of common stock of the Company at a purchase price equal to the fair market value on January 4, 2005 ("Option"). The Option shall be subject to the terms of an Incentive Stock Option Agreement Granted Under The Second Amended and Restated 1998 Stock Incentive Plan, as amended ("Initial Option Agreement")(including, but not limited to, the vesting and accelerated vesting provisions), the Plan, and this Offer Letter.

      In addition, you will be eligible to participate in any long-term incentive plan for senior executives that the Board may adopt in mid-2005 pursuant to the eligibility, terms and conditions of any such plan. If such a plan is not adopted, or if it does not include the CEO, then the Compensation Committee will consider an additional stock option grant to you of an additional two hundred fifty thousand (250,000) shares of common stock of the Company at a purchase price equal to the fair market value on the date of such grant ("Additional Option"). The determination of the Compensation Committee as to whether to grant you the Additional Option shall be made after consideration of an assessment of your performance by the Nominating and Governance Committee and the recommendations of the Executive Chair. The Additional Option shall be subject to the terms of an Option Agreement ("Additional Option Agreement") (including, but not limited to, the vesting and accelerated vesting provisions), the Plan, and this Offer Letter.

      Your eligibility to participate in any long-term incentive plan(s) adopted for senior executives after 2005 will be determined by the Compensation Committee after consideration of an assessment of your performance by the Nominating and Governance Committee and recommendations by the Executive Chair.


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5. Termination of Employment.

      Each party must give the other party at least thirty (30) days advance written notice prior to terminating your employment, except that such notice is not required in the event of your termination for Cause, as defined in the Initial Option Agreement. Furthermore, there may be cases in which the Company, in its sole discretion, determines that it is not in the best interests of the Company to continue your employment for thirty (30) days after giving you notice of termination, even if your termination is not for Cause. In such cases, the Company reserves the right to provide you with thirty (30) days pay, at your then-current base salary, in lieu of providing you with thirty (30) days notice. Nothing in this provision is intended to, or does, alter your status as an employee at will.

      If you terminate your employment for "Good Reason" following a "Change of Control" as those terms are defined in the Initial Option Agreement and any Additional Option Agreement (together, the "Option Agreements"),you shall have such accelerated vesting rights as are set forth under the Option Agreements and you shall also be entitled to lump sum cash payments equal to: two (2) years of your then-current base salary and an award equal to two (2) times your then-applicable annual incentive bonus at target. For purposes of this Letter Offer, "bonus at target" shall be equal to fifty percent (50%) of your then-current annual base salary.

      If you are involuntarily terminated for any reason other than "Cause" as defined in the Option Agreements, you shall also be entitled to lump sum cash payments equal to: one year of your then-current base salary; an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by the Company on your behalf in the month preceding your termination; and an award of your then-applicable annual incentive bonus at target.

      In addition, if you are involuntarily terminated in 2005 for any reason other than "Cause," as defined in the Option Agreements, the Company will accelerate the number of shares which will be deemed vested as though the Grant Date of the Option Agreements were the date eighteen (18) months prior to the Grant Date; if you are so terminated in 2006, the Company will accelerate the number of shares which will be deemed vested as though the Grant Date of the Option Agreements were the date twelve (12) months prior to the Grant Date; and if you are so terminated in 2007, the Company will accelerate the number of shares which will be deemed vested as though the Grant Date of the Option Agreements were the date six (6) months prior to the Grant Date.

      In addition, for termination for any reason other than "Cause," as defined in the Option Agreements, the Company will make a lump sum matching contribution to your 401(k) plan for contributions made by you during such calendar year, provided that (1) the Company has a 401(k) matching plan in effect at the time of such termination, (2) your separation agreement goes into effect prior to the last date of your employment with the Company, and (3) any such match shall be subject to the terms and conditions (including any applicable maximum on the amount of the match in a calendar year) of such plan and all applicable laws and regulations.

      Contemporaneously with the drafting of your new Offer Letter, the Company also will amend the last sentence of Section 2 (e)(i) of your Option Agreements to read "The Participant shall be considered to have been discharged for `Cause' if the Company makes a preliminary

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determination, within 30 days after the Participant's resignation, that discharge for Cause was warranted, provided that, prior to making any final determination of discharge for Cause, the Company gives the Participant reasonable notice and opportunity to be heard." In addition, the Company also will delete the second sentence of Section 2 (e)(ii) of your Option Agreements to eliminate the Company's right to cure an event or circumstance that constitutes "Good Reason."

      If, while you are CEO of the Company, you die or are deemed to be suffer from a "long term disability" (as that term is defined in the Company's then-current long term disability plan), in addition to the benefits under any applicable Company life insurance policy or long term disability plan to which you have subscribed, you (or, in the event of your death, your estate) shall receive full vesting of all of your then-outstanding shares and stock options as well as a lump sum cash payment equal to: one (1) year of your then-current base salary; an award equal to your then-applicable annual incentive bonus at target, and an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by the Company on your behalf in the month preceding your termination. The lump sum shall be paid within thirty (30) days of your termination, provided that you (or, in the event of your death, an authorized representative of your estate) have signed the Company's separation agreement, including a release, as described below.

      Any lump sum payment to be paid under this Section 5 shall be paid within thirty (30) days after your termination, provided that you have signed the Company's separation agreement, including a release, which is in substantially the same form as the attached and within such time as may be reasonably determined by the Company. The Company reserves the right to make such changes to the form of separation agreement as may be necessary to comply with applicable law and/or changes in its form separation agreement. In the event that your employment terminates due to your resignation and, after you sign any release, the Company makes a final determination that discharge for Cause is warranted pursuant to the Option Agreements, then such release shall not negate your reasonable notice and opportunity to be heard nor your right to raise defenses and/or claims against the Company regarding such determination. .

6. Employee Benefits.

      Except as provided herein, you shall be entitled to health insurance, vacation, and other employee benefits provided to senior executives of the Company, so long as and to the extent any such benefit is provided by the Company and provided you meet any eligibility requirements to participate. The Company may alter, modify, add to or delete any employee benefits maintained for its employees generally at any time, as it, in its sole judgment, determines to be appropriate.

7. Invention And Non-Disclosure Agreement And Non-Competition and
Non-Solicitation Agreement.

      The Invention and Non-Disclosure Agreement dated March 28, 1998 between you and the Company and the Non-Competition and Non-Solicitation Agreement dated October 28, 1998 by and between you and the Company (the "Non-Disclosure/Non-Competition Agreements") shall remain in full force and effect. You agree that the change in your title, duties and compensation does not affect the validity of the aforementioned agreements. You acknowledge and agree that in your new role as CEO, you will continue to be bound and abide by your obligations in the Non-Disclosure/Non-Competition Agreements.


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8. No Term.

      This Letter is not to be construed as an agreement, expressed or implied, to employ you for any stated term. You will remain an employee at will. Either you or the Company may terminate the employment relationship at any time for any reason.

9. Amendment.

      This Letter may be amended or modified only by a written instrument executed by both the Company and you.

10. Governing Law.

      This Letter shall be governed by and in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of laws provisions. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Letter shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and you and the Company each consents to the jurisdiction of such a court.

11. Successors and Assigns.

      This Letter shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that your obligations are personal and shall not be assigned by you.

12. Notice.

      Any notice required to be given hereunder may be delivered by hand, deposited with a nationally recognized overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in each case to the address of the receiving party indicated below, or such other address as either party may notify the other in writing. Notice to Paul Sagan: [address] with a copy which shall not constitute notice to Daulton Lewis, 528 West 111th Street, New York, NY 10025 ; Notice to Akamai
Technologies: 8 Cambridge Center, Cambridge, MA 02142 attention General Counsel.

13. Entire Agreement.

      This Letter supersedes your July 20, 2004 employment agreement and all other prior agreements, written or oral, between you and the Company relating to the subject matter of this Agreement, provided, however, that this Letter does not supersede the terms of your Non-Disclosure/Non-Competition Agreements and, except as specifically provided herein, any stock option agreement or restricted stock agreement in effect as of the date you sign this Letter. In the event of a conflict between this Offer Letter and the attached form separation agreement or the Option Agreements, the terms of this Offer Letter will govern.


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      Please sign below to indicate your acceptance of the terms of this
Employment Agreement.

                                    Very truly yours,

                                    AKAMAI TECHNOLOGIES, INC.


                                    By:  /s/ George H. Conrades
                                         ------------------------------
                                         George H. Conrades, CEO


                                      * * *


      I accept the terms of this Offer Letter with Akamai Technologies, Inc. as set forth herein.

                                    By: /s/ Paul Sagan
                                        --------------
                                    Paul Sagan
                                    Date:  January 4, 2005



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